Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related prospectus of Discovery Laboratories, Inc. to be filed on or about December 16, 2003 for the registration of approximately 6,500,000 shares of its common stock and to the incorporation by reference therein of our report dated February 26, 2003, with respect to the consolidated financial statements of Discovery Laboratories, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP
Philadelphia, Pennsylvania
December 16, 2003


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